United States securities and exchange commission logo





                     September 11, 2023

       Devin McGranahan
       President and Chief Executive Officer
       The Western Union Company
       7001 East Belleview Avenue
       Denver, CO 80237

                                                        Re: The Western Union
Company
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            Filed February 23,
2023
                                                            File No. 001-32903

       Dear Devin McGranahan:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services